Exhibit 10.2

January 4, 2019

VIA HAND DELIVERY

James Reinstein

Dear James:

The purpose of this letter is to confirm that you are resigning your employment with Cutera, Inc. (the “Company”) effective today, January 4, 2019. In accordance with applicable law, within 72 hours you will receive your final paycheck, which will include payment for all of your accrued, but unused, vacation.

In exchange for your execution of the enclosed Separation Agreement and Release (the “Separation Agreement”), the Company has agreed to pay you the severance set forth in your Change of Control and Severance Agreement, as well as certain other benefits described in the Separation Agreement, under such terms and conditions as are outlined in the Separation Agreement. Please review the enclosed Separation Agreement carefully, and feel free to ask any questions or to consult with your own attorney. Should you decide not to sign the Separation Agreement, you will receive only your final paycheck, including any accrued but unused vacation time (and not the severance benefits described herein), and you will be considered to have resigned your employment and your position on the Board as of today. Additionally, if you do not sign the Separation Agreement, you will be considered to have vested in your Restricted Stock Units only up to and including January 4, 2019. If you do sign the Separation Agreement, please return the agreement to Philip Oettinger at Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, CA 94304, no later than January 28, 2019. A self-addressed stamped envelope is enclosed for your convenience.

Regardless of whether you sign the Separation Agreement, you acknowledge that you are resigning from your position on the Company’s Board of Directors effective January 4, 2019.

Please note that, regardless of whether you sign the Separation Agreement, you must, at all times during and after your employment with the Company, hold in the strictest confidence and not use or disclose to any person or entity, any Confidential Information of the Company. “Confidential Information” means information (including any and all combinations of individual items of information) that the Company has or will develop, acquire, create, compile, discover, or own that has value in or to the Company’s business which is not generally known and which the Company wishes to maintain as confidential. Company Confidential Information includes both information disclosed by the Company to you, and information developed or learned by you during the course of your employment with the Company. Company Confidential Information also includes all information of which the unauthorized disclosure could be detrimental to the interests of the Company, whether or not such information is identified as Company Confidential Information. By example, and without limitation, Company Confidential Information includes any and all non-public information that relates to the actual or anticipated business and/or products, research or development of the Company, or to the Company’s technical data, trade secrets, or know-how, including, but not limited to, research, product plans, or other information regarding the Company’s products or services and markets therefor, customer lists and customers (including, but not limited to, customers of the Company on which you called or with which you became acquainted during the term of your employment), software, developments, inventions, discoveries, ideas, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, and other business information disclosed by the Company either directly or indirectly in writing, orally or by drawings or inspection of premises, parts, equipment, or other Company property. Notwithstanding the foregoing, Company Confidential Information shall not include any such information which you can establish (i) was publicly known or made generally available prior to the time of disclosure by Company to you; (ii) became publicly known or made generally available after disclosure by Company to you through no wrongful action or omission by you; or (iii) is in your rightful possession, without confidentiality obligations, at the time of disclosure by Company as shown by your then-contemporaneous written records; provided that any combination of individual items of information shall not be deemed to be within any of the foregoing exceptions merely because one or more of the individual items are within such exception, unless the combination as a whole is within such exception.

Please note that nothing in the foregoing definition of Confidential Information is intended to limit your right to discuss the terms, wages, and working conditions of your employment, as protected by applicable law or to engage in Protected Activity, as defined in the enclosed, proposed Separation Agreement. In addition, you must return all of the Company’s property today (with the exception of the Company’s employee handbook and personnel records about yourself, which you may keep).

Thank you for your service to the Company, and we wish you the best of luck in the future.

Very truly yours,

/s/ J. Daniel Plants

J. Daniel Plants

Chairman of the Board of Directors

Enclosures:

California’s Programs for the Unemployed (Notice and DE 2320)

Notice to Employee of Change In Relationship

HIPP Notice

401K Contact Information at Fidelity

Separation Agreement

Stamped and preaddressed envelope

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made by and between James Reinstein (“Employee”) and Cutera, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

WHEREAS, Employee was employed by the Company;

WHEREAS, Employee signed a Change of Control and Severance Agreement with the Company, effective as of the date that Employee commenced employment with the Company (the “Severance Agreement”);

WHEREAS, Employee signed an At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement with the Company as a condition of his employment (the “Confidentiality Agreement”);

WHEREAS, the Company the Company previously granted Employee certain equity awards covering shares of the Company’s common stock (“Shares”) outstanding as of the Separation Date (as defined below) each as set forth in Exhibit A attached to this Agreement (the “Equity Awards”), including the performance-based restricted stock unit award (the “PSU Award”) that was granted on January 9, 2017, under the Company’s applicable equity incentive plan (the “Plan”) and applicable restricted stock unit award agreement thereunder (the “PSU Documents”), the restricted stock unit awards granted January 9, 2017, December 15, 2017, and February 13, 2018 (the “RSU Awards”), and the stock option award (the “Option Award”) to purchase 30,000 shares granted January 9, 2017, under the Plan and applicable stock option award agreement thereunder (the “Option Documents”)

WHEREAS, Employee resigned his positions as President, CEO and member of the Company’s Board of Directors and separated from employment with the Company effective January 4, 2019 (the “Separation Date”); and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Employee may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Employee’s employment with or separation from the Company.

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:

COVENANTS

1.        Consideration.

a.     Payment. Pursuant to the terms of the Severance Agreement, the Company agrees to pay Employee a lump sum equivalent to: (i) twelve (12) months of Employee’s annual base salary as in effect on the Separation Date, and (ii) 100% of Employee’s actual bonus for the prior fiscal year, consistent with the 2018 MBP program payout, less applicable withholdings. The payment will be made to Employee within thirty (30) days after the Effective Date.

b.     Equity Awards. The Parties agree that the Company previously granted to Employee the Equity Awards, which remained outstanding and unvested as of the Separation Date. Employee will receive accelerated vesting with respect to a total of 1/3 of the 14,000 Shares subject to the January 9, 2017 RSU Award, for a total acceleration of 4,667 shares, and any remaining unvested portion of the RSU Awards and any and all other Equity Awards, to the extent unvested as of the Separation Date, shall have been forfeited as of the Separation Date and never shall become vested (the “Forfeited Awards”). Employee shall have no further rights with respect to the Forfeited Awards or any Shares underlying the Forfeited Awards. The Parties agree that as of the Separation Date, the outstanding Option Award was vested as to a total of 14,375 Shares subject thereto (the “Vested Options”). The Vested Options will remain exercisable through April 4, 2019, subject to any earlier termination as set forth in the Option Documents. To the extent Employee has not exercised the Vested Options or any portion thereof by the date that the Vested Options expire, Employee shall have no further rights with respect to such unexercised portion or any Shares subject thereto.

c.     Post-Employment Consulting Services. The Company and Employee agree that the Company will retain Employee to, and Employee will, perform services for the Company as a Consultant for a period of six (6) months post-employment (the “Consulting Period”). Upon the Effective Date of this Agreement, Employee will become a Special Advisor to the Company and to the Company’s board of directors (the “Board of Directors”). Employee will begin transitioning his role and will be available as needed to help the Company’s management (the “Management”) and its Board of Directors. Employee will specifically: (i) cooperate with Management during the Consulting Period to transition his role as necessary to the Interim Chief Executive Officer, and to other employees of the Company as necessary, (ii) provide support to employees during the transition process, and (iii) provide any services necessary to the new Chief Executive Officer, once one is engaged by the Company, to effectively transition his role. Employee will coordinate any in-office visits in advance with the Interim Chief Executive Officer and/or the Board of Directors and will otherwise be expected to provide such transition services remotely. Employee shall be expected to perform such services for no more than three (3) hours per week. The Company shall have discretion to determine Employee’s duties during the Consulting Period. The Company shall also have discretion to terminate the Consulting relationship described in this Section 1(c) at any time, unilaterally and without notice to the Employee, if Employee breaches any provision of this Agreement or fails to adequately perform, as determined in the sole discretion of the Board of Directors, during the Consulting Period. Employee will receive the benefits described in this Section 1, as the only compensation for his consulting services.

d.     COBRA. The Company shall reimburse Employee for the payments Employee makes for COBRA coverage for a period of twelve (12) months, or until Employee has secured health insurance coverage through another employer, whichever occurs first, provided Employee timely elects and pays for continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA. COBRA reimbursements shall be made by the Company to Employee consistent with the Company’s normal expense reimbursement policy, provided that Employee submits documentation to the Company substantiating Employee’s payments for COBRA coverage. Notwithstanding the preceding, if the Company determines in its sole discretion that it cannot provide COBRA reimbursement benefits without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will instead provide the Employee a taxable payment in an amount equal to the monthly COBRA premium that the Employee would be required to pay to continue the Employee’s group health coverage in effect on the date of termination of employment (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether the Employee elects COBRA continuation coverage and will commence in the month following the month of the Termination Date and continue for the period of months indicated in this section.

e.     Confirmation of Resignation. Employee acknowledges that, regardless of whether he signs this Agreement or not, he has resigned from the Board of Directors and as President and Chief Executive Officer of the Company effective January 4, 2019.

f.     Acknowledgement. Employee acknowledges that without this Agreement, Employee is otherwise not entitled to the consideration listed in this section 1. Employee further acknowledges that the Company’s insider trading policy continues to apply to him as long as he is a consultant to the Company.

g.     Right of First Refusal on Sale of Stock. To the extent that the Employee decides to sell any of the Company stock that he holds, Employee will provide the Company with sixty (60) days prior written notice (i.e. by email) and discuss in good faith with the Company whether it can purchase such stock at the then prevailing market price.

2.       Benefits. Employee’s health insurance benefits shall cease on January 31, 2019, subject to Employee’s right to continue Employee’s health insurance under COBRA. Employee’s participation in all benefits and incidents of employment, including, but not limited to, vesting in stock options, and the accrual of bonuses, vacation, and paid time off, ceased as of the Separation Date.

3.       Payment of Salary and Receipt of All Benefits. Employee acknowledges and represents that, other than the consideration set forth in this Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Employee.

4.       Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, professional employer organization or co-employer, insurers, trustees, divisions, subsidiaries, predecessor and successor corporations, and assigns (collectively, the “Releasees”). Employee, on Employee’s own behalf and on behalf of Employee’s respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the date Employee signs this Agreement, including, without limitation:

a.     any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;

b.     any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c.     any and all claims for wrongful discharge of employment, termination in violation of public policy, discrimination, harassment, retaliation, breach of contract (both express and implied), breach of covenant of good faith and fair dealing (both express and implied), promissory estoppel, negligent or intentional infliction of emotional distress, fraud, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, unfair business practices, defamation, libel, slander, negligence, personal injury, assault, battery, invasion of privacy, false imprisonment, conversion, and disability benefits;

d.     any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, the Equal Pay Act, the Fair Labor Standards Act, the Fair Credit Reporting Act, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Immigration Reform and Control Act, the National Labor Relations Act, the California Family Rights Act, the California Labor Code, the California Workers’ Compensation Act, and the California Fair Employment and Housing Act;

e.     any and all claims for violation of the federal or any state constitution;

f.     any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g.     any claim for any loss, cost, damage, or expense arising out of any dispute over the nonwithholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and

h.     any and all claims for attorneys’ fees and costs.

Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. This release does not release claims that cannot be released as a matter of law, including, but not necessarily limited to, any Protected Activity (as defined below). Any and all disputed wage claims that are released herein shall be subject to binding arbitration in accordance with this Agreement, except as required by applicable law. This release does not extend to any right Employee may have to unemployment compensation benefits.

5.       Acknowledgment of Waiver of Claims under ADEA. Employee acknowledges that Employee is waiving and releasing any rights Employee may have under the Age Discrimination in Employment Act of 1967 ("ADEA"), and that this waiver and release is knowing and voluntary. Employee agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date Employee signs this Agreement. Employee acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that Employee has been advised by this writing that: (a) Employee should consult with an attorney prior to executing this Agreement; (b) Employee has twenty-one (21) days within which to consider this Agreement; (c) Employee has seven (7) days following Employee’s execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Employee signs this Agreement and returns it to the Company in less than the 21-day period identified above, Employee hereby acknowledges that Employee has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. Employee acknowledges and understands that revocation must be accomplished by a written notification to the person executing this Agreement on the Company’s behalf that is received prior to the Effective Date. The Parties agree that changes, whether material or immaterial, do not restart the running of the 21-day period.

6.       California Civil Code Section 1542. Employee acknowledges that Employee has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Employee, being aware of said code section, agrees to expressly waive any rights Employee may have thereunder, as well as under any other statute or common law principles of similar effect.

7.       No Pending or Future Lawsuits. Employee represents that Employee has no lawsuits, claims, or actions pending in Employee’s name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Employee also represents that Employee does not intend to bring any claims on Employee’s own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.

8.       Confidentiality. Subject to the provision of this Agreement governing Protected Activity, Employee agrees to maintain in complete confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as “Separation Information”). Except as required by law, Employee may disclose Separation Information only to Employee’s immediate family members, the Court in any proceedings to enforce the terms of this Agreement, Employee’s attorney(s), and Employee’s accountant(s) and any professional tax advisor(s) to the extent that they need to know the Separation Information in order to provide advice on tax treatment or to prepare tax returns, and must prevent disclosure of any Separation Information to all other third parties. Employee agrees that Employee will not publicize, directly or indirectly, any Separation Information.

Employee acknowledges and agrees that the confidentiality of the Separation Information is of the essence. The Parties agree that if the Company proves that Employee breached this Confidentiality provision, the Company shall be entitled to an award of its costs spent enforcing this provision, including all reasonable attorneys’ fees associated with the enforcement action, without regard to whether the Company can establish actual damages from Employee’s breach, except to the extent that such breach constitutes a legal action by Employee that directly pertains to the ADEA. Any such individual breach or disclosure shall not excuse Employee from Employee’s obligations hereunder, nor permit Employee to make additional disclosures. Employee warrants that Employee has not disclosed, orally or in writing, directly or indirectly, any of the Separation Information to any unauthorized party.

9.     Trade Secrets and Confidential Information/Company Property. Employee agrees that Employee will not disclose the Company’s trade secrets and confidential and proprietary information. Employee’s signature below constitutes Employee’s certification under penalty of perjury that Employee has returned all documents and other items provided to Employee by the Company, developed or obtained by Employee in connection with Employee’s employment with the Company, or otherwise belonging to the Company (with the exception of a copy of the Employee Handbook and personnel documents specifically relating to Employee).

10.      Inventions.

a.            Inventions Defined. “Inventions” means inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, know-how, trademarks, and trade secrets, whether or not patentable or registrable under copyright or similar laws, that Employee solely or jointly authored, conceived, developed, or reduced to practice.

b.           Assignment of Inventions and Works Made for Hire. Employee hereby assigns to Company, or its designee, all of Employee’s right, title, and interest (including all related intellectual property rights) in all Inventions that Employee created during the period of time Employee was in the employ of the Company (including during off-duty hours) (“Company Inventions”). In addition, Employee acknowledges that all original works of authorship that were made by Employee (solely or jointly with others) within the scope of and during the period of Employee’s employment with Company and that are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act, and in accordance, the Company is considered the author of these works.

c.            Exception to Assignments. EMPLOYEE ACKNOWLEDGES AND UNDERSTANDS THAT THE PROVISIONS OF THIS AGREEMENT REQUIRING ASSIGNMENT OF INVENTIONS TO COMPANY DO NOT APPLY TO ANY INVENTION THAT QUALIFIES FULLY UNDER THE PROVISIONS OF CALIFORNIA LABOR CODE SECTION 2870. California Labor Code section 2870 provides: “(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (2) Result from any work performed by the employee for the employer. (b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”

d.            Outside Inventions.  Employee acknowledges that Employee has not incorporated any inventions, discoveries, ideas, original works of authorship, developments, improvements, trade secrets and other proprietary information or intellectual property rights owned by any third party into any Invention without the Company’s prior written permission. Employee acknowledges that Employee has informed the Company, in writing, before incorporating any inventions, discoveries, ideas, original works of authorship, developments, improvements, trade secrets and other proprietary information or intellectual property rights owned by Employee or in which Employee has an interest prior to, or separate from, Employee’s employment with the Company, including, without limitation, any such inventions that are subject to California Labor Code Section 2870 (“Outside Inventions”) into any Invention or otherwise utilizing any Outside Invention in the course of Employee’s employment with the Company; and the Company is hereby granted a nonexclusive, royalty-free, perpetual, irrevocable, transferable worldwide license (with the right to grant and authorize sublicenses) to make, have made, use, import, offer for sale, sell, reproduce, distribute, modify, adapt, prepare derivative works of, display, perform, and otherwise exploit any such incorporated or utilized Outside Inventions, without restriction, including, without limitation, as part of, or in connection with, such Invention, and to practice any method related thereto.

e.           Moral Rights. Any assignment to the Company of Company Inventions includes all rights of attribution, paternity, integrity, modification, disclosure and withdrawal, and any other rights throughout the world that may be known as or referred to as “moral rights,” “artist’s rights,” or the like (collectively, “Moral Rights”). If Moral Rights cannot be assigned under applicable law, Employee hereby waives and agrees not to enforce any and all Moral Rights, including any limitation on subsequent modification, to the extent permitted under applicable law.

f.             Further Assurances. Employee will assist the Company, or its designee, at Company’s expense, in every proper way to secure and protect the Company’s rights in Company Inventions and any related copyrights, patents, mask work rights, or other intellectual property rights in any and all countries. Employee will disclose to Company all pertinent information and data. Employee will execute all applications, specifications, oaths, assignments, and all other instruments that Company deems necessary in order to apply for and obtain these rights and in order to deliver, assign, and convey to Company, its successors, assigns, and nominees the sole and exclusive rights, title, and interest in and to Company Inventions, and any related copyrights, patents, mask work rights, or other intellectual property rights. Employee will testify in a suit or other proceeding relating to such Company Inventions and any rights relating thereto.

11.     No Cooperation. Subject to the provision of this Agreement governing Protected Activity, Employee agrees that Employee will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement. Employee agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Employee shall state no more than that Employee cannot provide counsel or assistance.

12.     Protected Activity Not Prohibited. Employee understands that nothing in this Agreement shall in any way limit or prohibit Employee from engaging in any Protected Activity, including filing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”). Employee understands that in connection with such Protected Activity, Employee is permitted to disclose documents or other information as permitted by law, without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, Employee agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information, under the Confidentiality Agreement or under this Agreement, to any parties other than the Government Agencies. Employee further understands that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications or attorney work product. Any language in the Confidentiality Agreement regarding Employee’s right to engage in Protected Activity that conflicts with, or is contrary to, this section is superseded by this Agreement. In addition, pursuant to the Defend Trade Secrets Act of 2016, Employee is notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

13.     Non-Solicitation of Employees. To the fullest extent permitted under applicable law, Employee agrees that during the Transition Period, and for a period of twelve (12) months immediately following the Termination Date, Employee will not directly or indirectly solicit any of the Company’s employees to leave their employment at the Company.

14.     Mutual Nondisparagement. Employee agrees to refrain from any disparagement, defamation, libel, or slander of any of the Releasees, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees. Employee shall direct any inquiries by potential future employers to the Company’s human resources department. The Company agrees to refrain from making any disparaging statements about Employee. Employee understands that the Company’s obligations under this paragraph extend only to the Company’s current executive officers and members of its Board of Directors and only for so long as each officer or member is an employee or Director of the Company.

15.     Breach. In addition to the rights provided in the “Attorneys’ Fees” section below, Employee acknowledges and agrees that any material breach of this Agreement, unless such breach constitutes a legal action by Employee challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, or of any provision of the Confidentiality Agreement shall entitle the Company immediately to recover and/or cease providing the consideration provided to Employee under this Agreement and to obtain damages, except as provided by law.

16.     No Admission of Liability. Employee understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Employee. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Employee or to any third party.

17.      Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

18.     ARBITRATION. EXCEPT AS PROHIBITED BY LAW, THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION, EMPLOYEE’S EMPLOYMENT WITH THE COMPANY OR THE TERMS THEREOF, OR ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION UNDER THE FEDERAL ARBITRATION ACT (THE “FAA”) AND THAT THE FAA SHALL GOVERN AND APPLY TO THIS ARBITRATION AGREEMENT WITH FULL FORCE AND EFFECT; HOWEVER, WITHOUT LIMITING ANY PROVISIONS OF THE FAA, A MOTION OR PETITION OR ACTION TO COMPEL ARBITRATION MAY ALSO BE BROUGHT IN STATE COURT UNDER THE PROCEDURAL PROVISIONS OF SUCH STATE’S LAWS RELATING TO MOTIONS OR PETITIONS OR ACTIONS TO COMPEL ARBITRATION. EMPLOYEE AGREES THAT, TO THE FULLEST EXTENT PERMITTED BY LAW, EMPLOYEE MAY BRING ANY SUCH ARBITRATION PROCEEDING ONLY IN EMPLOYEE’S INDIVIDUAL CAPACITY. ANY ARBITRATION WILL OCCUR IN SAN MATEO COUNTY, BEFORE JAMS, PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (“JAMS RULES”), EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION. THE PARTIES AGREE THAT THE ARBITRATOR SHALL HAVE THE POWER TO DECIDE ANY MOTIONS BROUGHT BY ANY PARTY TO THE ARBITRATION, INCLUDING MOTIONS FOR SUMMARY JUDGMENT AND/OR ADJUDICATION, AND MOTIONS TO DISMISS AND DEMURRERS, APPLYING THE STANDARDS SET FORTH UNDER THE CALIFORNIA CODE OF CIVIL PROCEDURE. THE PARTIES AGREE that the arbitrator shall issue a written decision on the merits. THE PARTIES ALSO AGREE THAT THE ARBITRATOR SHALL HAVE THE POWER TO AWARD ANY REMEDIES AVAILABLE UNDER APPLICABLE LAW, AND THAT THE ARBITRATOR MAY AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, WHERE PERMITTED BY APPLICABLE LAW. THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES. THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION. THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD. THE PARTIES TO THE ARBITRATION SHALL EACH PAY AN EQUAL SHARE OF THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE ARBITRATOR MAY AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS AGREEMENT AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE. SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS SECTION CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, INCLUDING, BUT NOT LIMITED TO THE ARBITRATION SECTION OF THE CONFIDENTIALITY AGREEMENT, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT IN THIS SECTION 18 SHALL GOVERN.

19.    Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Employee or made on Employee’s behalf under the terms of this Agreement. Employee agrees and understands that Employee is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. Employee further agrees to indemnify and hold the Releasees harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Employee’s failure to pay or delayed payment of federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs. The Parties agree and acknowledge that the payments made pursuant to section 1 of this Agreement are not related to sexual harassment or sexual abuse and not intended to fall within the scope of 26 U.S.C. Section 162(q).

20.      Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that Employee has the capacity to act on Employee’s own behalf and on behalf of all who might claim through Employee to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

21.      Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

22.     Attorneys’ Fees. Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

23.     Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and Employee’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Employee’s relationship with the Company, including without limitation the Severance Agreement, with the exception of the Confidentiality Agreement, THE PSU Documents, the RSU Awards, and the Option Documents, to the extent not otherwise modified or superseded herein.

24.       No Oral Modification. This Agreement may only be amended in a writing signed by Employee and the Company’s Chief Executive Officer.

25.     Governing Law. This Agreement shall be governed by the laws of the State of California, without regard for choice-of-law provisions, except that any dispute regarding the enforceability of the arbitration section of this Agreement shall be governed by the FAA. Employee consents to personal and exclusive jurisdiction and venue in the State of California.

26.       Effective Date. Employee understands that this Agreement shall be null and void if not executed by Employee within twenty-one (21) days. Each Party has seven (7) days after that Party signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after Employee signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Date”).

27.      Counterparts. This Agreement may be executed in counterparts and each counterpart shall be deemed an original and all of which counterparts taken together shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.  The counterparts of this Agreement may be executed and delivered by facsimile, photo, email PDF, or other electronic transmission or signature.

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28.     Voluntary Execution of Agreement. Employee understands and agrees that Employee executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Employee’s claims against the Company and any of the other Releasees. Employee acknowledges that:

(a)     Employee has read this Agreement;

(b)     Employee has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Employee’s own choice or has elected not to retain legal counsel;

(c)     Employee understands the terms and consequences of this Agreement and of the releases it contains;

(d)     Employee is fully aware of the legal and binding effect of this Agreement; and

(e)     Employee has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

JAMES REINSTEIN, an individual

Dated: January 4, 2019	By:	/s/ James Reinstein
James Reinstein

CUTERA, INC.

Dated: January 4, 2019	By:	/s/ J. Daniel Plants
J. Daniel Plants
Chairman of the Board of Directors

EXHIBIT A

EQUITY AWARDS

The following table indicates the Equity Awards outstanding and unvested as of the Separation Date:

Grant Date	Grant ID	Type of Award	Equity Plan	Per Share Exercise Price	Number of Shares Subject to Equity Award at Grant	Number of Shares Subject to Equity Award Vested and Outstanding as of Separation Date	Number of Shares Subject to Equity Award Unvested and Outstanding as of Separation Date*
1/9/2017	04820	Nonstatutory Stock Options	2004 Equity Incentive Plan	$17.90	30,000	14,375	15,625
1/9/2017	04857	Restricted Stock Units	2004 Equity Incentive Plan	None	14,000	9,333	4,667
1/9/2017	04888	Performance- based Restricted Stock Units	2004 Equity Incentive Plan	None	14,000	14,000	0
12/15/2017	04985	Restricted Stock Units	2004 Equity Incentive Plan	None	100,000	15,000	85,000
2/13/2018	04993	Restricted Stock Units	2004 Equity Incentive Plan	None	10,418	2,615	7,813
2/13/2018	05007	Performance- Based Restricted Stock Units	2004 Equity Incentive Plan	None	10,418	5,209	5,209

*Except as set forth in the Agreement to which this Exhibit A is attached, any portion of the Equity Award that has not vested as of the Separation Date will have been forfeited immediately as of the Separation Date and never will become vested, and Employee will have no further rights with respect thereto or to any Shares subject thereto.